MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., April 23, 2010 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $205,000 for the three months ended March 31, 2010, compared to $116,000 for the quarter ended March 31, 2009, representing an increase of $89,000 or 76.7%.  For the nine months ended March 31, 2010, the Company reported net income of $632,000, compared to net income of $420,000 for the nine month period ended March 31, 2009, an increase of $212,000 or 50.5%.  Both reporting periods in 2010 reflect increases in the provision for loan losses, other non-interest expense and FDIC insurance expense, as well as unrealized gains on the Bank’s trading securities portfolio.

Net interest income for the three and nine months ended March 31, 2010 increased to $2.7 million and $7.9 million, respectively, from $2.2 million and $6.5 million for the three and nine months ended March 31, 2009.  For the three months ended March 31, 2010, the yield on interest earning assets was 4.97%, a decrease of 40 basis points when compared to the same period in 2009.  For the nine months ended March 31, 2010, the yield on interest earning assets was 5.07%, a decrease of 47 basis points when compared to the same period in 2009.  Correspondingly, the rate on interest-bearing liabilities for the three months ended March 31, 2010 was 1.87%, a decrease of 93 basis points when compared to the same period in 2009.  For the nine months ended March 31, 2010, the rate on interest-bearing liabilities was 2.10%, a decrease of 93 basis points when compared to the same period in 2009.  The net interest margin increased to 3.25% for the three months ended March 31, 2010, compared to 2.85% for the three months ended March 31, 2009, an increase of 40 basis points.  The net interest margin increased to 3.15% for the nine months ended March 31, 2010, compared to 2.88% for the nine months ended March 31, 2009, an increase of 27 basis points.  The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, resulted in the higher levels of net interest income and net interest margin.

The loan loss provision for the three and nine months ended March 31, 2010 was $375,000 and $1.1 million respectively, compared to $91,000 and $223,000 for the same periods ended March 31, 2009.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The significant increase in the provision was primarily due to the increase of non-performing loans in the Bank’s loan portfolio and local economic conditions. Non-performing loans as a percent of loans was 6.37% at March 31, 2010 compared to 3.02% at March 31, 2009.

Non-interest income for the quarter ended March 31, 2010 totaled $166,000, an increase of $62,000 or 59.6% compared to the same period in 2009.   For the nine months ended March 31, 2010, non-interest income totaled $489,000, an increase of $111,000, or 29.4%, when compared to the same period in 2009.  The increases for both the three month and nine month periods ended March 31, 2010, were primarily attributable to unrealized gains in the trading security portfolio as compared to unrealized losses in the 2009 periods.

Non-interest expense was $2.2 million for the quarter ended March 31, 2010, an increase of 8.3% compared to $2.0 million for the three months ended March 31, 2009.  For the nine months ended March 31, 2010, non-interest expense totaled $6.3 million, compared to $6.0 million for the nine months ended March 31, 2009, an increase of 5.2%.  Salaries and benefits expense increased for the three and nine month periods ended March 31, 2010, compared to the same periods ended March 31, 2009, due to normal salary increases and the implementation of our restricted stock award plan in December 2009. Director’s compensation also increased for the same reporting periods due to the aforementioned plan.  Other noninterest expense increased for the three and nine months ended March 31, 2010 compared to the same periods ended March 31, 2009, primarily due to an increase in other real estate owned expense.  Service bureau fees and FDIC expense both increased for the three and nine month periods ended March 31, 2010.

Total assets increased to $362.4 million at March 31, 2010, from $352.2 million at June 30, 2009 due primarily to an increase of $6.4 million in cash and cash equivalents, an increase of $3.2 million in securities held to maturity, an increase of $1.9 million in other assets, offset by a decrease of $1.9 million in loans receivable, net.  Deposits were $294.9 million at March 31, 2010, compared to $272.3 million at June 30, 2009.   FHLB advances were $25.0 million at March 31, 2010, as compared to $36.2 million at June 30, 2009.  Stockholders’ equity was $40.1 million at March 31, 2010, as compared to $41.0 million at June 30, 2009.  The decrease in stockholders’ equity is primarily due to share repurchases under the Company’s stock repurchase plan.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP (Dollars in Thousands, except for per share amount) SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At March 31,	At June 30,
	2010	2009

Total assets	$362,387	$352,263

Cash and cash equivalents	15,930	9,499

Loans receivable, net	274,110	276,058

Securities held to maturity	47,925	44,687

Deposits	294,856	272,280

Federal Home Loan Bank advances	25,000	36,218

Total stockholders' equity	40,066	40,983

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	At March 31,	At March 31,	At March 31,	At March 31,
	2010	2009	2010	2009

Total interest income	$12,737	$12,478	$4,175	$4,140

Total interest expense	4,822	6,003	1,442	1,940

Net interest income	7,915	6,475	2,733	2,200

Provision for loan losses	1,125	223	375	91

Net interest income after provision
for loan losses	6,790	6,252	2,358	2,109

Noninterest income	489	378	166	104

Noninterest expense	6,260	5,952	2,195	2,026

Income before taxes	1,019	678	329	187

Income tax provision	387	258	124	71

Net income	$632	$420	$205	$116

Net income per common share:

basic and diluted	$0.12	$0.08	$0.04	$0.02

Weighted average number of shares of common stock outstanding	5,117,788	5,260,901	5,107,614	5,205,055

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	At March 31,	At March 31,	At March 31,	At March 31,
	2010	2009	2010	2009

Return on average assets (ratio of net income
to average total assets)	0.23%	0.17%	0.23%	0.14%

Return on average equity (ratio of net income
to average equity)	2.07	1.32	2.03	1.11

Net interest rate spread	2.97	2.51	3.10	2.57

Net interest margin on average interest-earning
assets	3.15	2.88	3.25	2.85

Average interest-earning assets to average
interest-bearing liabilities	109.46	113.58	109.18	111.31

Operating expense ratio (noninterest expenses
to average total assets)	2.31	2.48	2.43	2.45

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	74.49	86.85	75.72	87.93

	(Unaudited)
	At or For the Nine Months Ended
	March 31,	March 31,
	2010	2009
Asset Quality Ratios

Non-performing loans to total loans	6.37%	3.02%

Non-performing assets to total assets	4.94	2.38

Net charge-offs to average loans outstanding	0.10	0.00

Allowance for loan losses to non-performing loans	14.76	15.01

Allowance for loan losses to total loans	0.94	0.45

Captial Ratios

Equity to total assets at end of period	11.06%	11.92%

Average equity to average assets	11.28	13.20

Number of Offices	5	5